EXHIBIT 2.1
-----------



[ EXECUTED COPY ]




                       ASSET PURCHASE AGREEMENT

                             BY AND AMONG

                   ADS ALLIANCE DATA SYSTEMS, INC.,

                   ALLIANCE DATA SYSTEMS CORPORATION

                                  AND

                           COOLSAVINGS, INC.



                           February 6, 2004

                           TABLE OF CONTENTS



                                                                  Page
                                                                  ----

ARTICLE I    PURCHASE AND SALE OF ASSETS. . . . . . . . . . . .      1
     1.01    Transfer of the Assets . . . . . . . . . . . . . .      1
     1.02    Aggregate Purchase Price of the Assets . . . . . .      2
     1.03    Allocation of Purchase Price . . . . . . . . . . .      2
     1.04    Liabilities. . . . . . . . . . . . . . . . . . . .      2
     1.05    Closing. . . . . . . . . . . . . . . . . . . . . .      2
     1.06    Taxes, Assessments and Similar Adjustments . . . .      3

ARTICLE II   REPRESENTATIONS AND WARRANTIES OF SELLER . . . . .      3
     2.01    Organization and Qualification . . . . . . . . . .      3
     2.02    Authorization. . . . . . . . . . . . . . . . . . .      4
     2.03    Consents and Approvals; No Violations. . . . . . .      4
     2.04    Financial Statements . . . . . . . . . . . . . . .      4
     2.05    Acquired Assets. . . . . . . . . . . . . . . . . .      4
     2.06    Absence of Certain Changes . . . . . . . . . . . .      4
     2.07    Brokers' Fees and Commissions. . . . . . . . . . .      4
     2.08    Contracts. . . . . . . . . . . . . . . . . . . . .      4
     2.09    Other Activities of the Seller . . . . . . . . . .      5
     2.10    Title to Acquired Assets . . . . . . . . . . . . .      5
     2.11    Taxes. . . . . . . . . . . . . . . . . . . . . . .      5
     2.12    Litigation . . . . . . . . . . . . . . . . . . . .      5
     2.13    Licenses . . . . . . . . . . . . . . . . . . . . .      5
     2.14    Compliance with Laws . . . . . . . . . . . . . . .      5
     2.15    Permits. . . . . . . . . . . . . . . . . . . . . .      5
     2.16    Intellectual Property. . . . . . . . . . . . . . .      6
     2.17    Litigation . . . . . . . . . . . . . . . . . . . .      9
     2.18    Employees. . . . . . . . . . . . . . . . . . . . .      9
     2.19    Employee Benefits. . . . . . . . . . . . . . . . .      9
     2.20    Customers. . . . . . . . . . . . . . . . . . . . .      9
     2.21    Misstatements and Omissions. . . . . . . . . . . .      9

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PURCHASER. . . .     10
     3.01    Organization and Qualification . . . . . . . . . .     10
     3.02    Authorization. . . . . . . . . . . . . . . . . . .     10
     3.03    No Violation . . . . . . . . . . . . . . . . . . .     10
     3.04    Consents and Approvals . . . . . . . . . . . . . .     10
     3.05    Brokers' Fees and Commissions. . . . . . . . . . .     10
     3.06    Financing. . . . . . . . . . . . . . . . . . . . .     10

ARTICLE IV   COVENANTS OF PARTIES . . . . . . . . . . . . . . .     10
     4.01    Covenants of Seller. . . . . . . . . . . . . . . .     10
     4.02    Covenants of Purchaser . . . . . . . . . . . . . .     12
     4.03    Covenants of Purchaser and Seller. . . . . . . . .     13

ARTICLE V    CONDITIONS TO SELLER'S OBLIGATIONS . . . . . . . .     16
     5.01    Representations and Warranties True at
             Closing Date; Covenants Performed. . . . . . . . .     16
     5.02    Litigation . . . . . . . . . . . . . . . . . . . .     16
     5.03    Required Consents and Approvals. . . . . . . . . .     16
     5.04    Deliveries by Purchaser. . . . . . . . . . . . . .     16

ARTICLE VI   CONDITIONS TO PURCHASER'S OBLIGATIONS. . . . . . .     17
     6.01    Representations and Warranties True
             at Closing Date. . . . . . . . . . . . . . . . . .     17
     6.02    Litigation . . . . . . . . . . . . . . . . . . . .     17
     6.03    Required Consents and Approvals. . . . . . . . . .     17
     6.04    Deliveries to Purchaser. . . . . . . . . . . . . .     17

                                                                  Page
                                                                  ----

ARTICLE VII  TERMINATION PRIOR TO CLOSING . . . . . . . . . . .     18
     7.01    Termination. . . . . . . . . . . . . . . . . . . .     18
     7.02    Effect of Termination. . . . . . . . . . . . . . .     18

ARTICLE VIII INDEMNIFICATION. . . . . . . . . . . . . . . . . .     18
     8.01    Indemnity. . . . . . . . . . . . . . . . . . . . .     18
     8.02    Limitations of Liability . . . . . . . . . . . . .     18
     8.03    Notice of Claim. . . . . . . . . . . . . . . . . .     20
     8.04    Defense. . . . . . . . . . . . . . . . . . . . . .     20
     8.05    Exclusive Remedy . . . . . . . . . . . . . . . . .     21

ARTICLE IX   MISCELLANEOUS. . . . . . . . . . . . . . . . . . .     21
     9.01    Bulk Sales Law . . . . . . . . . . . . . . . . . .     21
     9.02    No Liens Created . . . . . . . . . . . . . . . . .     21
     9.03    Entire Agreement . . . . . . . . . . . . . . . . .     21
     9.04    Amendment. . . . . . . . . . . . . . . . . . . . .     21
     9.05    Parties Bound by Agreement;
             Successors and Assigns . . . . . . . . . . . . . .     21
     9.06    Counterparts . . . . . . . . . . . . . . . . . . .     21
     9.07    Modification and Waiver. . . . . . . . . . . . . .     21
     9.08    Expenses . . . . . . . . . . . . . . . . . . . . .     21
     9.09    Notices. . . . . . . . . . . . . . . . . . . . . .     21
     9.10    Governing Law. . . . . . . . . . . . . . . . . . .     22
     9.11    No Third-Party Beneficiaries . . . . . . . . . . .     22
     9.12    Public Announcements . . . . . . . . . . . . . . .     22
     9.13    Knowledge. . . . . . . . . . . . . . . . . . . . .     22
     9.14    Interpretation . . . . . . . . . . . . . . . . . .     22
     9.15    Schedules. . . . . . . . . . . . . . . . . . . . .     23
     9.16    Enforcement. . . . . . . . . . . . . . . . . . . .     23
     9.17    Severability . . . . . . . . . . . . . . . . . . .     23


Exhibit      Description                                          Page
-------      -----------                                          ----

  A          Bill of Sale and Assignment and
             Assumption Agreement . . . . . . . . . . . . . . .    A-1

  B          Transition Services Agreement. . . . . . . . . . .    B-1

                       ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of February 6, 2004 by and among ADS Alliance Data Systems, Inc., a Delaware corporation ("Seller"), Alliance Data Systems Corporation, a Delaware corporation ("Seller's Parent" and with Seller, the "Seller Parties"), and CoolSavings, Inc., a Delaware corporation ("Purchaser").


                         W I T N E S S E T H:

     WHEREAS, Seller operates a business, among other areas of business, that utilizes the Purchased Assets to deliver targeted, electronic promotional offers to opt-in consumers, which can be redeemed at certain retailer point-of-sale systems (the "Business");

     WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, in accordance with the provisions of this Agreement, substantially all of the assets of Seller used in the Business; and

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:


                               ARTICLE I

                      PURCHASE AND SALE OF ASSETS
                      ---------------------------

     1.01  TRANSFER OF THE ASSETS.

           (a) On the terms and subject to the conditions of this Agreement, Seller shall, on the Closing Date, sell, assign, transfer, convey and deliver to Purchaser, free and clear of all liens, pledges, charges, claims, security interests or any encumbrances of any sort ("Encumbrances"), and Purchaser shall purchase from Seller, on the Closing Date, all of Seller's right, title and interest in and to all of the assets owned or used (or held for use) by Seller in connection with the Business (except for any assets of the Business listed on SCHEDULE 1.01(c)) (the "Purchased Assets"). The Purchased Assets shall include, without limitation, the assets listed on SCHEDULE 1.01(a).

           (b) The sale, conveyance, transfer, assignment and delivery of the Purchased Assets by Seller to Purchaser shall be effected by a Bill of Sale and Assignment and Assumption Agreement in the form attached as EXHIBIT A and such deeds, endorsements, assignments, transfers and other instruments of transfer and conveyance as are attached as exhibits to this Agreement or, if not attached to this Agreement as an exhibit, as Purchaser shall reasonably request.

           (c) The following assets of Seller (the "Excluded Assets") shall be excluded from the Purchased Assets: (i) all assets of Seller that are not owned or used (or held for use) by Seller in connection with the Business, and (ii) the assets of the Business listed on SCHEDULE 1.01(c).

     1.02 AGGREGATE PURCHASE PRICE OF THE PURCHASED ASSETS. The aggregate purchase price of the Purchased Assets payable by Purchaser (the "Purchase Price") shall be One Hundred Thousand Dollars ($100,000).

     1.03 ALLOCATION OF PURCHASE PRICE. Purchaser and Seller shall allocate the Purchase Price, the Assumed Liabilities and other relevant items to the individual assets or classes of assets within the meaning of
Section 1060 of the Internal Revenue Code of 1986, as amended, in accordance with a schedule to be prepared by Purchaser within ten (10) days of Closing and approved by Seller, such approval not to be unreasonably withheld. Purchaser and Seller covenant and agree that (a) the values assigned to the assets by the parties' mutual agreement shall be conclusive and final for all purposes, and (b) neither Purchaser nor Seller will take any position before any government authority or in any judicial proceeding that is in any way inconsistent with such Allocation.

     1.04  LIABILITIES.

           (a) On the terms and subject to the conditions set forth in this Agreement, at Closing, Purchaser shall assume, and agree to pay, perform and discharge when due, only the following obligations of the Seller related to the Business (the "Assumed Liabilities"): the obligations of Seller under the Contracts identified on SCHEDULE 1.04 (to be prepared and attached by Purchaser) (the "Assumed Contracts"), but only to the extent such obligations (i) relate to services that are to be performed initially after Closing and (ii) do not otherwise constitute a refund obligation, a payment in arrears or a liability for services required to be performed or other matters occurring prior to Closing.

           (b) At Closing, Purchaser shall assume only the Assumed Liabilities and shall not assume or in any way be liable or responsible for any other debts, obligations or liabilities of Seller of any kind whatsoever, whether known or unknown, absolute, contingent, accrued or otherwise (the "Excluded Liabilities").

     1.05  CLOSING.

           (a) TIME. Subject to the satisfaction or waiver of the conditions set forth herein, the consummation of the purchase and sale of the Purchased Assets (the "Closing") shall take place at 11:00 a.m. (C.S.T.) on February 6, 2004 or on such other date at such other time and place as the parties shall agree in writing (the "Closing Date") by mail, courier, telecopier and/or wire transfer to the extent mutually acceptable to the parties.

           (b) PAYMENT OF THE PURCHASE PRICE AT CLOSING. At the Closing, Purchaser will pay the Purchase Price by wire transfer of immediately available funds to such account or accounts as Seller shall have designated in writing at least two days prior to the Closing Date.

           (c)   TRANSACTIONS TO BE EFFECTED AT THE CLOSING.  At the
Closing:

                 (i)  Seller shall deliver to Purchaser:

                      (A)   The Bill of Sale and Assignment and
                 Assumption Agreement in the form of EXHIBIT A respectively and such assignments and other instruments of transfer related to the Purchased Assets in form and substance reasonably satisfactory to Purchaser and its counsel;

                      (B)   The certificates referenced in Section 6.01;

                      (C) Such other documents as Purchaser or its counsel may reasonably request to effect the sale and transfer of the Purchased Assets to Purchaser (including trademark assignments) and to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement;

                 (ii) Purchaser shall deliver to Seller:

                      (A)   The Bill of Sale and Assignment and
                 Assumption Agreement in the form of EXHIBIT A;

                      (B)   The certificates referenced in Section 5.01;

                      (C) Such other documents as Seller or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement.

     1.06  TAXES, ASSESSMENTS AND SIMILAR ADJUSTMENTS.

           (a) Seller shall be responsible for the payment of the following:

                 (i) all federal, state and other taxes imposed upon Seller's net income from the transactions contemplated hereunder (including but not limited to federal taxes based upon depreciation recapture and federal taxes based upon the recapture of investment tax credit);

                 (ii) taxes payable by Seller on gross income from the sale of the Purchased Assets to Purchaser hereunder; and

                 (iii)any penalties, interest, or similar charges with respect to the foregoing taxes enumerated in this Section.

           (b) All sales or transfer taxes, including but not limited to, document recording fees, and sales and excise taxes, arising out of or in connection with the consummation of the transactions contemplated hereby shall be paid by Purchaser.


                              ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF SELLER
               ----------------------------------------

     Seller hereby represents and warrants to Purchaser as follows:

     2.01 ORGANIZATION AND QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

     2.02 AUTHORIZATION. Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder, and the consummation by Seller of the transactions contemplated hereby, have been duly authorized by all necessary action in respect thereof on the part of Seller. No other corporate action on the part of Seller is necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against it in accordance with its terms.

     2.03 CONSENTS AND APPROVALS; NO VIOLATIONS. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or result in the creation of any Encumbrance on any of the properties or assets of Seller, or the Purchased Assets under:
(1) any provision of the certificate of incorporation or by-laws of Seller;
(2) any law or order applicable to Seller or by which any of its properties or assets may be bound; or (3) any of the terms, conditions or provisions of any contract applicable to Seller or its Business, except for any contract listed on SCHEDULE 2.03.

     2.04  FINANCIAL STATEMENTS.

           (a) Seller has delivered to Purchaser a true and complete copy of the income statement of Business for the period January 1, 2003 through December 31, 2003 (the "Income Statement"). The Income Statement
(i) was prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") throughout the period covered thereby, and (ii) fairly presents in all material respects the results of operations of the Business for the periods then ended.

           (b)   Except (i) for obligations incurred since December 1,
2002 in the ordinary course of business (which are not, individually or in the aggregate, material and which have not arisen out of, resulted from or related to any tort, breach of contract or violation of law) or (ii) as set forth on SCHEDULE 2.04(b), Seller has no obligations or liabilities of any nature. Without limiting the foregoing, Seller does not have any unearned revenue obligation under the Assumed Contracts and has not received any prepayments with respect to such contracts.

     2.05 PURCHASED ASSETS. Except for assets disposed of in the ordinary course of business, the Purchased Assets constitute all material assets that are necessary for the Business as presently conducted and that have been used in the Business since December 1, 2002.

     2.06 ABSENCE OF CERTAIN CHANGES. Except as set forth in SCHEDULE 2.06, since December 1, 2002, there has not been any material adverse change in the financial condition or operations of Seller, or any damage, destruction or loss, whether or not covered by insurance, having a Material Adverse Effect on the business, financial condition or operations of Seller. Since the date of the Income Statement, Seller has conducted the Business only in the ordinary and usual course, and, without limiting the foregoing, except as set forth in SCHEDULE 2.06, (a) no changes have been made in (i) executive compensation levels; (ii) the manner in which other employees of Seller are compensated; (iii) any supplemental benefits provided to any such executives or other employees; or (iv) Seller's accounting methods or policies related to the Business, (b) Seller has not suffered any strike, collective bargaining negotiation, dispute, grievance or other similar labor trouble, or (c) sold, transferred, licensed, leased or removed from its premises any of its tangible assets, except in the ordinary course of business, or sold, assigned, licensed, transferred or granted any rights under or with respect to any of its Intellectual Property.

     2.07 BROKERS' FEES AND COMMISSIONS. Seller nor its directors, officers, employees or agents have not employed any investment banker, broker or finder in connection with the transactions contemplated hereby.

     2.08  CONTRACTS.

           (a) SCHEDULE 2.08 hereto sets forth a list of the Contracts relating to the Business. As used in this Section 2.08, the word "Contract" means and includes every agreement of any kind which is legally enforceable by or against Seller. Seller has delivered to Purchaser true and complete copies (with all amendments) of all written Contracts and
SCHEDULE 2.08 includes a summary of the material terms of any oral contract.

           (b) Each of the Contracts listed on SCHEDULE 2.08 hereto is in full force and effect and is assignable to Purchaser. Seller has not committed any act or omission which with or without notice or the passage of time or both would constitute a breach or default by Seller under any material Contract and, to the Knowledge of Seller, no other party to any of such Contracts is in breach or default. Except as set forth in SCHEDULE 2.08(b), all Contracts included in the Assumed Contracts will be effectively transferred to Purchaser at the time of the Closing.

           (c) None of the Contracts restricts or adversely affects the development, marketing or offering of Seller's services or the conduct of the Business (including, without limitation, by way of noncompetition, nondisclosure or nonsolicitation covenants restricting Seller) or grants third parties exclusive rights, rights of first opportunity or first refusal or rights to obtain services on a most-favored customer basis.

     2.09 OTHER ACTIVITIES OF THE SELLER. Neither Seller nor any officer or director of Seller owns or has any investment in a corporation or other entity which does business with Seller.

     2.10 TITLE TO PURCHASED ASSETS. Seller has good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances, and at Closing, Purchaser will acquire good and marketable title to the Purchased Assets, free and clear of all Encumbrances.

     2.11 TAXES. All taxes related to Seller or Seller's operation of the Business during periods prior to and including Closing, whether on or measured by income or gross receipts or franchise, real and personal property, employment, excise, sales and use or other taxes of any kind, have been paid by Seller or will be paid by Seller when due, and Purchaser will not be liable for or required to pay any of such taxes.

     2.12 LITIGATION. Except as set forth in SCHEDULE 2.12, there is no action, suit, or proceeding relating to the Business or the Purchased Assets that is pending or, to the Knowledge of Seller, threatened against Seller at law or in equity, or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality.

     2.13 LICENSES. Except as set forth in SCHEDULE 2.13, Seller holds each license, permit or other governmental authorization (hereinafter referred to as "Licenses") which is required for the operation of the Business. No material violations have been recorded in respect of any of such licenses, and no proceeding is pending or to the Knowledge of Seller, threatened to revoke or limit any such licenses.

     2.14 COMPLIANCE WITH LAWS. Except as set forth in SCHEDULE 2.14, Seller is in substantial compliance with all, and has received no notice of any violation of any, laws or regulations having a material application to its operation, of the Business and Seller has all permits, licenses, zoning rights, and other governmental authorizations necessary to conduct the Business as presently conducted.

     2.15 PERMITS. With respect to the operation of the Business and the Purchased Assets, Seller possesses all permits listed on SCHEDULE 2.15 ("Permits"). Except as set forth in SCHEDULE 2.15, with respect to each such Permit:

           (a)   it is valid, subsisting and in full force and effect;

           (b) there are no violations of such Permit that would result in a termination of such Permit;

           (c) Seller has not received notice that such Permit will not be renewed; and

           (d) To Seller's Knowledge this Agreement and the transactions contemplated herein will not adversely affect the validity of such Permit or cause a cancellation of or otherwise adversely affect such Permit.

     2.16  INTELLECTUAL PROPERTY.

           (a) "Patent" means all (a) patents and patent applications, and (b) business methods, inventions, and discoveries that, to the Seller's Knowledge, may be patentable. SCHEDULE 2.16(a)(1) contains the patent number and patent title of each Patent that is used by Seller in, is material to the operation of the Business (as operated immediately prior to the Closing Date), and specifies whether it is owned or used pursuant to a license. Except as listed on SCHEDULE 2.16(a)(2), all Patents required to be listed have been registered with the United States Patent and Trademark Office or with a corresponding state office, are currently in compliance with all formal legal requirements, and all maintenance fees due in respect thereto have been paid, and, to the Knowledge of Seller, are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date. Except as listed on SCHEDULE 2.16(a)(2), no Patent required to be listed on SCHEDULE 2.16(a)(1) has been or is now involved in any opposition, invalidation, cancellation, reexamination or reissue ("Action") and no such Action is threatened with respect to any such Patent. All products and materials containing such a Patent bear the proper legal notice where permitted by law. The foregoing is expressly subject to the disclaimer in Section 4.03(d) below.

           (b) "Mark" means all fictitious business names, trading names, corporate names, registered and unregistered trademarks, service marks, and applications. SCHEDULE 2.16(b)(1) lists each Mark that is used by Seller in and is material to the operation of the Business (as operated immediately prior to the Closing Date), and specifies whether it is owned or used pursuant to a license. Except as listed on SCHEDULE 2.16(b)(2), all Marks required to be listed that have been registered with the United States Patent and Trademark Office or with a corresponding state office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), to the Knowledge of Seller are valid and enforceable, and are not subject to any maintenance fees or taxes or Actions falling due within ninety (90) days after the Closing Date. No Mark required to be listed on SCHEDULE 2.16(b)(1), except for those Marks listed on SCHEDULE 2.16(b)(2), has been or is now involved in any opposition, invalidation, or cancellation and no such Action is Threatened with respect to any such Mark. All products and materials containing such a Mark bear the proper legal notice where permitted by law.

           (c) "Copyright" means all copyrights in both published works and unpublished works. SCHEDULE 2.16(c) lists each Copyright that is used by Seller in and is material to the operation of the Business (as operated immediately prior to the Closing Date), and specifies whether it is owned or used pursuant to a license. All Copyrights required to be listed on
SCHEDULE 2.16(c) that have been registered, are currently in compliance with formal legal requirements, to the Knowledge of Seller, are valid and enforceable, and are not subject to any maintenance fees or taxes or Actions falling due within ninety (90) days after the Closing Date. All works encompassed by such Copyrights have been marked with the proper copyright notices.

           (d) "Software" means computer software. SCHEDULE 2.16(d)(1) lists all Software developed by or used by Seller that is material to the operation of the Business (as operated immediately prior to the Closing
Date), excluding any operating system, off-the-shelf or "shrinkwrapped" software, and specifies whether it is owned or used pursuant to a license.
SCHEDULE 2.16(d)(2) lists all originators, developers or programmers (other than employees), contractors, or agents, who have written any modifica-tions, enhancements, material portion of or materially contributed to any development of such Software (collectively, the "Developers"). SCHEDULE 2.16(d)(3) contains a materially complete and accurate list of all code incorporated into such Software that was not specifically written or developed for use in such Software (the "Preexisting Code"). This list includes code from toolkits, from preexisting code written by the Developers and/or from third-party software used to write or otherwise contribute to the development of any such Software. After Closing, Purchaser will have at least a non-exclusive right to use any such Preexisting Code and, to the Knowledge of Seller, there are no third-party rights to such Preexisting Code that will materially interfere with Purchaser's ownership and use of such Software.

           (e) "Trade Secrets" means all know-how, trade secrets, confidential information, customer lists, Software (source and object code), technical information, data, process technology, plans, drawings and blueprints. Seller has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets. To the Knowledge of Seller, none of its Trade Secrets is part of the public knowledge or literature or, has been used, divulged, or appropriated either for the benefit of any third person or to Seller detriment. No Trade Secret is subject to any adverse claim nor has any adverse claim been Threatened with respect to any such Trade Secret and, to the Knowledge of Seller, there is no basis therefore.

           (f) "Intellectual Property" means the following which is owned by Seller or used or held for use by Seller in connection with the operation of the Business and which is material to the Business as presently conducted by Seller: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, divisions, continuations-in-part, revisions, extensions, reissues and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applicants, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including prospect lists, ideas, research and development, know how, formulas, compositions, manufacturing and production processes and techniques (and documentation thereof), technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals to the extent the foregoing qualify under applicable law as trade secrets or protectable confidential information), (f) all Software, (g) all Domain Names, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium). To the Knowledge of Seller, Seller owns or has the right to use pursuant to a Contract all Intellectual Property necessary to operate the Business (as operated immediately prior to the Closing Date) and, except for the Excluded Assets, is assigning such Intellectual Property to Purchaser as part of the Purchased Assets. Seller has taken all reasonably necessary action to maintain and protect each item of Intellectual Property that it owns or uses in the operation of the Business (as operated immediately prior to the Closing Date).

           (g) Except as set forth on SCHEDULE 2.16(g) (and subject to the disclaimer in Section 4.03(d) below), Seller has delivered to Purchaser correct and complete copies of all written documentation evidencing ownership and prosecution (if applicable) of each item of Intellectual Property owned or used by Seller in the operation of the Business (as operated immediately prior to the Closing Date). With respect to each item of Intellectual Property:

                 (A) Seller possess all right, title, and interest in and to the item, free and clear of any Encumbrance, except Permitted Encumbrances;

                 (B)  the item is not subject to any outstanding order;

                 (C) no action is pending or threatened which challenges the validity, patentability, enforceability, use, or ownership of the item; and

                 (D) Except as may be expressly set forth in the Contracts, Seller has never agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

           (h) Except as listed on SCHEDULE 2.16(h)(1), to the Knowledge of Seller and relating to the operation of the Business (as operated immediately prior to the Closing Date), Seller has not interfered with, infringed upon, or misappropriated any other person's Intellectual Property, and Seller has never received any notice alleging any such interference, infringement, misappropriation, violation or conflict (including any claim that Seller must license or refrain from using any other person's Intellectual Property or any letter or notice otherwise bringing to Seller's attention that Seller may require a license or that a third party owns Intellectual Property that may be relevant to Seller's ability to use its Intellectual Property). To the Knowledge of Seller, no third Person has any Intellectual Property that interferes or would be likely to interfere with Purchaser's use of any of its Intellectual Property as it relates to the operation of the Business (as operated immediately prior to the Closing Date). To the Knowledge of Seller and relating to the Purchased Assets, Purchaser will not interfere with, infringe upon, or misappropriate any Intellectual Property rights of any other Person as a result of the continued operation of the Business as currently conducted. Except as listed on SCHEDULE 2.16(h)(2), to the Knowledge of Seller, no other Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with the Intellectual Property included within the Purchased Assets.

           (i) SCHEDULE 2.16(i)(1) identifies each item of Intellectual Property, other than readily available Software available on a retail basis having a replacement value of less than $1,000.00 per copy (excluding any operating system, off-the-shelf or "shrinkwrapped" software), that any other Person owns or has rights to and that Seller uses and is material to the operation of the Business (as operated immediately prior to the Closing
Date). SCHEDULE 2.16(i)(2) lists each Contract to which Seller has granted to any Person rights under or with respect to any of its Intellectual Property included within the Purchased Assets (together with any exceptions). Seller has made available to Purchaser correct and complete copies of all such Contracts with respect to such use as amended to date. With respect to each item of Intellectual Property required to be listed on
SCHEDULE 2.16(i), excluding each item of computer software available on a retail basis having a retail basis of less than $1,000.00:

                 (A) the underlying item of Intellectual Property is not subject to any outstanding order;

                 (B) no action is pending or threatened which challenges the enforceability of the underlying item of Intellectual Property; and

                 (C) Seller has not granted any sublicense or similar Contract with respect to such Contract.

           (j) Except as set forth on SCHEDULE 2.16(j), all current employees and, to the Knowledge of Seller, former employees, of Seller have executed written Contracts with such Seller that assign to such Seller all rights to any inventions, improvements, discoveries, or information relating to the Purchased Assets. No employee of Seller has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work or her work to any person other than Seller. To the Knowledge of Seller, no employee of Seller has misappropriated any trade secrets or other confidential information of any other person in the course of the performance of his or her duties as an employee of the Business.

     2.17 LITIGATION. SCHEDULE 2.17 sets forth each instance in which Seller, in regards to the Purchased Assets and the Business, (a) is subject to any outstanding order or (b) is a party, the subject of, or, to is threatened to be made a party to or the subject of, any Action. As of the Closing Date, there is no action which questions the enforceability of this Agreement or the transactions contemplated herein, or could result in any material adverse effect with respect to the Business, and Seller has no basis to believe that any such action may be brought against Seller.

     2.18  EMPLOYEES.

           (a) SCHEDULE 2.18(a) contains (i) a complete and accurate list of the following information for each employee of Seller performing activities for the Business: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since December 1, 2002; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any other employee or director benefit plan (the "Active Employees"); and (ii) a complete and accurate list of each independent contractor, consultant and agent of Seller performing activities for the Business (such persons, together with the Active Employees, collectively, the "Business Personnel").

           (b) None of the Business Personnel is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to engage in or continue or perform any conduct, activity, duties or practice relating to the operation of the Business or the Purchased Assets.

           (c) SCHEDULE 2.18(c) contains a list of each employee that is on a leave of absence or is otherwise not actively at work.

           (d) Seller is not a party to any written or oral employment contract or agreement with any of the Business Personnel which precludes their termination by Seller at will.

     2.19 EMPLOYEE BENEFITS. Seller will treat all Employees hired by Purchaser as terminated for purposes of any plans offered by Seller for the benefit of the Employees, including, but not limited to, health and medical plans, plans or arrangements providing for compensation, retention, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) ("Employee Benefit Plans"). With respect to any kind of Employee Benefit Plan, such plan has been funded and maintained in compliance with all laws applicable thereto and the requirements of such plan's governing documents.

     2.20 CUSTOMERS. SCHEDULE 2.20 lists the Business's current customers and states the approximate total sales by Seller to each such customer during 2003. Seller has not received from any such customer a notice of termination or a notice of an intent to terminate the relationship with Purchaser.

     2.21 MISSTATEMENTS AND OMISSIONS. No representation or warranty made by Seller contains any untrue statement of material fact or omits to state a material fact necessary to make such statements not misleading.

                              ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF PURCHASER
              -------------------------------------------

     Purchaser hereby represents and warrants to Seller as follows:

     3.01 ORGANIZATION AND QUALIFICATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted.

     3.02 AUTHORIZATION. Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other corporate proceeding on the part of Purchaser is necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms.

     3.03 NO VIOLATION. Neither the execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its obligations hereunder nor the consummation by Purchaser of the transactions contemplated hereby will (a) violate, conflict with or result in any breach of any provision of the Certificate or Articles of Incorporation or Bylaws of Purchaser, (b) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any material license, lease or agreement to which Purchaser or any of Purchaser's subsidiaries is a party or (c) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or governmental authority applicable to Purchaser or any of Purchaser's subsidiaries.

     3.04 CONSENTS AND APPROVALS. No filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any governmental authority is necessary for the consummation by Purchaser of the transactions contemplated by this Agreement.

     3.05 BROKERS' FEES AND COMMISSIONS. Purchaser nor any of its subsidiaries, directors, officers, employees or agents has employed any investment banker, broker or finder in connection with the transactions contemplated hereby.

     3.06 FINANCING. Purchaser has sufficient funds available to pay the Purchase Price and all expenses incurred by Purchaser in connection with the transactions contemplated hereby.


                              ARTICLE IV

                         COVENANTS OF PARTIES
                         --------------------

     4.01  COVENANTS OF SELLER.

           (a) CONDUCT OF BUSINESS. From the date hereof until the Closing Date, except as otherwise contemplated or permitted by this Agreement, Seller shall conduct the Business in the ordinary course in a manner consistent with past practice and maintain the Assets in their present state of repair (ordinary wear and tear excepted). In furtherance and not in limitation of the foregoing, the Seller shall not, without the prior written consent of Purchaser:

                 (i) Dispose of any Assets other than in the ordinary course of business consistent with past practice;

                 (ii) Mortgage, pledge or subject to liens or other encumbrances any Assets;

                 (iii)Purchase or commit to purchase any capital Asset for a price exceeding $3,000;

                 (iv) Amend or terminate any material agreement, which is a Purchased Asset (except as otherwise contemplated by this Agreement), in force on the date hereof.

           (b) PRE-CLOSING ACCESS TO INFORMATION. Prior to the Closing, Seller shall: (i) provide Purchaser and its designees (including officers, counsel, accountants, and other authorized representatives) with such information as Purchaser may from time to time reasonably request with respect to Seller and the transactions contemplated by this Agreement; (ii) provide Purchaser and its designees access during regular business hours to the books, records, offices, personnel, counsel and accountants of Seller relating to the Business, as Purchaser or its designees may from time to time reasonably request; and (iii) permit Purchaser and its designees to make such inspections thereof as Purchaser may reasonably request. Any investigation shall be conducted in such a manner so as not to interfere unreasonably with the operation of the Business. In addition, Seller shall, upon Purchaser's reasonable request and at such times as Purchaser deems appropriate, use reasonable best efforts to arrange for access to and meetings with the vendors, suppliers, customers and sales channels of, and other third parties related to, the Business for purposes of discussing the transfer and transition to Purchaser following Closing of the Seller's relationships with such vendors, suppliers, customers and sales channels. Any information made available pursuant to this Section 4.01(b) hereto shall be subject to the confidentiality obligations of Section 4.03(c).

           (c) TRANSITION SERVICES. Seller agrees to provide transition services in accordance with the Transition Services Agreement attached hereto as EXHIBIT B.

           (d) PAYMENT OF EXCLUDED LIABILITIES. Seller shall pay, perform and discharge when due all of its obligations with respect to any of the Excluded Liabilities.

           (e)   RESTRICTIVE COVENANTS.

                 (i) For a period of two (2) years following Closing in the case of subsection (A) and a period of one (1) year following Closing in the case of subsections (B) and (C), neither Seller Party shall, for compensation or otherwise, directly or indirectly, as principal, agent, consultant, manager, owner, partner (inactive or otherwise), stockholder, member or in any other representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, any business which (A) provides targeted, electronic promotional offers to opt in consumers, which are redeemable at retailer point-of-sale systems in the United States of America or Mexico, (B) provides targeted, electronic promotional offers on behalf of consumer packaging goods companies to consumers (on an opt in basis or otherwise), which are redeemable at retailer point-of-sale systems in the United States of America or Mexico, or (C) provides targeted, electronic promotional offers to consumers (on an opt in basis or otherwise), which are redeemable at any Kroger or Giant Eagle (or any store that is owned by Kroger or Giant Eagle) located in the United States of America or Mexico. The foregoing notwithstanding, it shall not be a breach of this Section 4.01(e) for Seller to hold passive investments of not more than five percent (5%) of the equity securities of any company whose equity securities are traded on a public stock exchange.

                 (ii) For a period of two (2) years after Closing, no Seller Party shall directly or indirectly employ or engage, or recruit or solicit for employment or engagement any individual now or hereafter employed by Purchaser and/or the Business.

                 (iii)From and after Closing, no Seller Party shall request or advise any Person who is a customer, vendor or lessor of Purchaser to withdraw, curtail or cancel any such party's business with Purchaser.

                 (iv) Seller, at Purchaser's sole cost and expense, will from time to time upon (but only upon) Purchaser's written request take such action as Purchaser may reasonably request to enforce the restrictive covenants made by eCPG.net, Inc. and Planet U, Inc. in favor of Seller under Section 7.5 of that certain Asset Purchase Agreement dated December 3, 2002 among Seller, eCPG.net, Inc. and Planet U, Inc.

     4.02  COVENANTS OF PURCHASER.

           (a) POST-CLOSING ACCESS. It is recognized that Seller may need tax, financial or other data after the Closing Date with respect to the Business covering fiscal periods prior to the Closing Date to facilitate the preparation of tax returns or in connection with any audit, investigation, litigation, amended return, claim for refund or any proceeding in connection therewith or to comply with the rules and regulations of the Internal Revenue Service, the Securities and Exchange Commission or any other governmental organization or agency. Seller may retain copies of all books, records, data and personnel concerning the operation and conduct of the Business with respect to periods prior to and including the Closing Date (the "Pre-Closing Information"). If such copies are incomplete, Purchaser will, upon Seller's request, provide Seller with additional copies of the Pre-Closing Information. Seller will bear all reasonable out-of-pocket costs and expenses incurred by Purchaser (excluding salaries or wages of its employees) with respect to Purchaser's obligations pursuant to this Section 4.02(a).

           (b) EMPLOYEES. On and as of the Closing Date, Purchaser shall be permitted, but is not obligated under this Agreement, to offer employment to or engage any of the Business Personnel it wishes to employ or engage in its sole discretion; provided, Purchaser shall not assume any obligations under any employment agreements or contracts or Seller's Employee Benefit Plans. Any Business Personnel re-hired by Purchaser (the "Rehired Employees") shall be deemed "new hires, at will" of Purchaser, and Purchaser shall attach as SCHEDULE 4.02(b) hereto at Closing a list of all Rehired Employees. Seller agrees to take no action which would interfere with such employment by Purchaser, and shall take all action required by law or otherwise to cause the valid termination of employment at the Closing Date of such Business Personnel who are to be employed by Purchaser following the Closing Date. Seller will pay and satisfy all compensation and employee benefit obligations to the Business Personnel arising on or prior to the Closing Date, and Purchaser shall not assume any accrued vacation or other compensable time, earned but unpaid bonuses, profit sharing, retirement, severance pay, life insurance, retiree welfare benefits, disability, health care or workers' compensation plans or claims, or any other employee benefit or fringe benefit plans operated for, or obligations owed by Seller to, any such Business Personnel. Seller shall also be solely responsible for and shall provide all notices and health care plan continuation coverage required by or under "COBRA" (29 U.S.C.
Section 601-606) with respect to its employees, former employees and other qualified beneficiaries regardless of whether the "qualifying event" triggering COBRA continuation occurs at or before Closing. Seller further agrees that Purchaser shall not be liable for any liability in respect of any Business Personnel (including, without limitation, any Rehired Employees) for any acts or omissions relating to the employment of such employees arising on or prior to the Closing Date, including, but not limited to, claims for workers' compensation or other benefits, regardless of whether such employees are subsequently employed by Purchaser.

     4.03  COVENANTS OF PURCHASER AND SELLER.

           (a) APPROVALS OF THIRD PARTIES; SATISFACTION OF CONDITIONS TO CLOSING. Seller and Purchaser will use their reasonable, good faith efforts, and will cooperate with one another, to secure all necessary consents, approvals, authorizations and exemptions from governmental agencies and other third parties, including as may be required after the Closing.

           (b) FURTHER ASSURANCES. In addition to such actions as Seller or Purchaser may otherwise be required to take under this Agreement or applicable law in order to consummate this Agreement and the transactions contemplated hereby, Seller and Purchaser shall take such action, shall furnish such information, and shall prepare, or cooperate in preparing, and execute and deliver such certificates, agreements and other instruments as Purchaser or Seller may reasonably request from time to time, at or after the Closing, with respect to compliance with obligations of Purchaser or Seller in connection with the transactions contemplated herein.

           (c) CONFIDENTIALITY. In connection with this Agreement the parties will have access to information which is nonpublic, confidential or proprietary in nature. All of such information, in whole or in part, together with any analyses, compilations, studies or other documents prepared by any party, which contain or otherwise reflect any such information is hereinafter referred to as the "Information". Each party hereby agrees as follows:

                 (i) the Information will be kept confidential and shall not, without the prior mutual written consent of the parties, be disclosed, in any manner whatsoever, in whole or in part, and shall not be used by any party following the termination of this Agreement. Each party agrees to transmit the Information only to its respective employees and representatives who need to know the Information and who shall agree to be bound by the terms and conditions of this Agreement. In any event, each party shall be responsible for any breach of this Agreement by its respective employees or representatives;

                 (ii) each party agrees to keep a record of the location of the Information. If the transactions contemplated hereunder are not consummated, the Information, except for that portion of the Information which consists of analyses, compilations, studies or other documents prepared by each party's respective employees and representatives, will be returned to the other promptly upon request and no party shall retain any copies. That portion of the Information, and all copies thereof, which consists of analyses, compilations, studies or other documents prepared by each party's respective employees and representatives will promptly be destroyed, and such fact shall be certified in writing to the providing party by an officer of the recipient party;

                 (iii)in the event any party becomes legally compelled to disclose any of the Information, such party will provide to the other parties prompt notice so that each other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or compliance with the provisions of this Agreement is waived, a party will furnish only that portion of the Information which is legally required, and to the extent requested by the other party, will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Information;

                 (iv) The term "Information" does not include information which (i) was known to any party about another party prior to its disclosure, provided that such information was lawfully obtained or developed, (ii) becomes generally available to the public other than as a result of a disclosure by a party in violation of this Agreement, or (iii) becomes available from a source other than a party to this Agreement, if the source is not bound by a confidentiality obligation or agreement and such source lawfully obtained such information;

                 (v) After Closing, Purchaser, as the owner of the Business, shall not be subject to any continuing restrictions on its use or disclosure of the Information.

           (d)   ENGEL PATENT.

                 (i) Purchaser acknowledges that: (A) United States Patent No. 5,907,830 "Electronic Coupon Distribution" and all of Seller's right, title and interest therein (the "Engel Patent") is an Excluded Asset and is not part of the Purchased Assets, (B) as described in SCHEDULE 2.12, American Consulting Corporation has filed a complaint against Seller for matters related to the Engel Patent (the "Engel Litigation"), (C) Purchaser has been granted a license to the Engel Patent pursuant to that certain Cross License Agreement effective June 30, 2000 between Purchaser and Planet U, Inc. and the related Settlement Agreement effective June 30, 2000 among Purchaser, Planet U, Inc. and certain other parties (collectively the "Cross License Agreement").

                 (ii) Seller hereby grants Purchaser the option to purchase all of Seller's right, title and interest in and to Engel Patent. The terms of the option shall be as follows: (A) the option shall be exercisable if, but only if, after the settlement, dismissal or entry of a final order in the Engel Litigation, Seller continues to own the Engel Patent (the date of such settlement, dismissal or order, a "Retention Event");
           (B) within ten (10) days after the occurrence of a Retention Event, Seller shall give Purchaser written notice that the option is exercisable, whereupon, for a period of ninety (90) days, Purchaser shall have the right to exercise the option;
           (C) Purchaser may exercise the option by delivering written notice of exercise to Seller, which notice shall designate a date of closing which shall be not less than five (5) days, nor more than thirty (30) days after the delivery of the exercise notice; (D) the exercise price for the option shall be $25,000 in cash; and (E) if Purchaser exercises the option, at the closing of such exercise, Purchaser shall deliver the exercise price to Seller in cash or other immediately available funds against delivery by Seller of such assignments and other instruments of transfer as Purchaser may reasonably request.

                 (iii)Purchaser acknowledges that Seller has not made, and hereby expressly disclaims, any representations or warranties related to Seller's rights in or to the Engel Patent or the likelihood of a favorable result in the Engel Litigation. Seller may settle the Engel Litigation on such terms as Seller determines (in its sole and absolute discretion), and Seller has no duty, express or implied, to cause a Retention Event to occur. If in connection with the Engel Litigation Seller's rights in and to Engel Patent are limited or impaired or Seller is determined to have no rights in the Engel Patent, Seller shall not be liable to Purchaser for any damages related to such result; without limiting the foregoing, Seller shall not be liable to Purchaser for any breach under the Cross License Agreement if Purchaser loses any or all of its rights to the Engel Patent as a result of any settlement or judgment in the Engel Litigation.

                 (iv) Purchaser hereby releases Seller from any and all remaining royalties due Purchaser under the Cross License Agreement.

           (e)   PREPARATION AND DELIVERY OF ADDITIONAL FINANCIAL
STATEMENTS

                 (i) Seller hereby acknowledges that in connection with the acquisition of the Purchased Assets, Purchaser may be required to make filings with the Securities and Exchange Commission ("Securities Filings") pursuant to the Securities Act of 1933, the Securities Exchange Act of 1934 or the rules and regulations promulgated thereunder ("Securities Laws") that include certain audited financial statements of the Business for 2003 and the periods of Seller's ownership (by way of example, and without limitation, Purchaser may be required to file a Form 8-K and the financial statements required under
           Item 7 thereof) (the "Historical Financial Statements").
           Seller represents that it has the accounting records and information that Purchaser's accountants identified on January 29, 2004 will be required for the preparation and audit of the Historical Financial Statements.

                 (ii) After Closing, Seller shall, from time to time upon Purchaser's request, promptly (and not more than five (5) days after each applicable request) deliver to Purchaser such financial statements (on a carve-out basis), accounting records, schedules, information and assistance as Purchaser or its accountants may request to permit them to conduct an audit of the Historical Financial Statements that Purchaser must file to comply with the Securities Laws (Purchaser shall specify in its requests the period or periods that will be audited and the information needed). Without limiting the foregoing, Seller shall promptly (A) prepare (in accordance with GAAP and the requirements of Regulation S-X promulgated under the Securities Laws ) the Historical Financial Statements and deliver such statements to Purchaser's accountants, (B) disclose and make available to Purchaser's accountants such information as they may require for the audit of the Historical Financial Statements, (C) cooperate with the accountants and participate in answering such inquiries as the accountants may reasonably make, (D) deliver to Purchaser's accountants such management representation letters (and bring down letters) as they may require to deliver the required audit and an unqualified opinion, (E) otherwise assist such accountants in the delivery to Purchaser of the Historical Financial Statements and corresponding accountants' reports (which shall be prepared consistently with the requirements of Regulation S-X and GAAP); and (F) cooperate with and cause Seller's accountants to cooperate with Purchaser and Purchaser's accountants in the audit of the financial statements and the preparation of pro-forma financial statements relating to Purchaser, Seller and/or the Purchased Assets to be included in connection with the Securities Filings and in responding to any comments or inquiries relating to the Financial Statements and/or the Securities Filings.

                 (iii)In addition to the foregoing, with respect to Historical Financial Statements, Seller agrees to provide Purchaser with such other information as Purchaser may reasonably require in connection with the preparation of its Securities Filings (including, without limitation, its Annual Report on Form 10-K).

                 (iv) Purchaser will pay the fees and costs of its accountants in connection with the preparation and delivery of the Historical Financial Statements. If Seller is required to use the services of its external accountants in connection with the foregoing obligations, Purchaser will reimburse Seller for the reasonable fees and costs charged by such accountants for such services.


                               ARTICLE V

                  CONDITIONS TO SELLER'S OBLIGATIONS
                  ----------------------------------

     Each of the obligations of Seller to consummate the transactions contemplated hereby will be subject to the satisfaction (or written waiver by Seller) at the Closing Date of each of the following conditions:

     5.01 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING DATE; COVENANTS PERFORMED. The representations and warranties of Purchaser contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of such date (other than representations and warranties made expressly as of a specific date, which only need be true in all material respects as of such date); Purchaser shall have performed and complied in all material respects with the covenants and agreements set forth herein to be performed or complied with by it on or before the Closing Date; and Purchaser shall have delivered to Seller a certificate dated as of the Closing Date and signed by a duly authorized officer of Purchaser to all such effects.

     5.02 LITIGATION. No suit, investigation, action or other proceeding shall be pending against Seller or Purchaser before any court or governmental agency which has resulted in the restraint or prohibition of Seller or Purchaser, in connection with this Agreement or the consummation of the transactions contemplated hereby.

     5.03  [Intentionally omitted].

     5.04 DELIVERIES BY PURCHASER. Purchaser shall have executed and prepared the following documents for delivery to Seller:

           (a) The Bill of Sale and Assignment and Assumption Agreement in the form of EXHIBIT A; and

           (b)   The certificate referenced in Section 5.01.

           (c) A certificate from the secretary of Purchaser (i) attaching copies of its Certificate of Incorporation and Bylaws, a good standing certificate issued by the Delaware Secretary of State not dated more than ten (10) days prior to Closing, and resolutions authorizing the execution, delivery and performance of this Agreement and the taking of all action required hereunder or in connection herewith on behalf of Purchaser, and (ii) certifying the incumbency of the officers acting on behalf of Purchaser and their genuine signatures, with a cross-certification of such secretary's incumbency and genuine signature.

                              ARTICLE VI

                 CONDITIONS TO PURCHASER'S OBLIGATIONS
                 -------------------------------------

     Each of the obligations of Purchaser to consummate the transactions contemplated hereby is subject to the satisfaction (or written waiver by Purchaser) at or prior to the Closing Date of each of the following conditions:

     6.01 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING DATE. The representations and warranties of Seller contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of such date (other than representations and warranties made expressly as of a specific date, which only need be true in all material respects as of such date); Seller shall have performed and complied in all material respects with the respective covenants and agreements set forth herein to be performed or complied with by it on or before the Closing Date; and Seller shall have delivered to Purchaser a certificate dated as of the Closing Date and signed by a duly authorized officer of Seller to all such effects.

     6.02 LITIGATION. No suit, investigation, action or other proceeding shall be pending or overtly threatened against Purchaser or Seller before any court or governmental agency which has resulted in the restraint or prohibition of Purchaser or Seller, in connection with this Agreement or the consummation of the transactions contemplated hereby.

     6.03 REQUIRED CONSENTS AND APPROVALS. All authorizations, consents and approvals (governmental or otherwise) set forth in SCHEDULE 6.03 (including, without limitation, all consents required for the assignment of the Assumed Contracts) must have been obtained and must be in full force and effect. All applicable governmental pre-acquisition filing, information furnishing and waiting period requirements, including expiration of all applicable waiting periods, must have been met or such compliance must have been waived by the governmental authority having authority to grant such waivers.

     6.04 DELIVERIES TO PURCHASER. Seller shall have executed and prepared the following documents for delivery to Purchaser:

           (a) The Bill of Sale and Assignment and Assumption Agreement in the form of EXHIBIT A.

           (b)   The certificate referenced in Section 6.01.

           (c) A certificate from the secretary of Seller (i) attaching copies of its Certificate of Incorporation, Bylaws and Executive Committee Charter, a good standing certificate issued by the Delaware Secretary of State not dated more than ten (10) days prior to Closing, and (ii) certifying the incumbency of the officers acting on behalf of Seller and their genuine signatures, with a cross-certification of such secretary's incumbency and genuine signature, and resolutions of the Executive Committee authorizing the execution, delivery and performance of this Agreement and the taking of all action required hereunder or in connection herewith on behalf of Seller.

                              ARTICLE VII

                     TERMINATION PRIOR TO CLOSING
                     ----------------------------

     7.01 TERMINATION. Anything herein to the contrary notwithstanding, this Agreement may be terminated at any time (such date of termination being the "Termination Date") before the Closing Date as follows, and in no other manner:

           (a) MUTUAL CONSENT. By mutual written consent of Purchaser and Seller;

           (b) BY SELLER. By Seller in writing, without liability, if Purchaser shall (i) fail to perform in any material respect its agreements contained herein required to be performed by it on or prior to the Closing Date, or (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within ten
(10) days after Seller has notified Purchaser of its intent to terminate this Agreement pursuant to this subparagraph (b);

           (c) BY PURCHASER. By Purchaser in writing, without liability, if Seller shall (i) fail to perform in any material respect its agreements contained herein required to be performed by it on or prior to the Closing Date, or (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within ten (10) days after Purchaser has notified Seller of its intent to terminate this Agreement pursuant to this subparagraph (c);

           (d) RESTRAINT. By either Seller or Purchaser in writing, without liability, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Purchaser or Seller, which prohibits or restrains Purchaser or Seller from consummating the transactions contemplated hereby, provided that Purchaser and Seller shall have used their reasonable, good faith efforts to have any such writ, injunction or decree lifted and the same shall not have been lifted within 30 days after entry, by any such court or regulatory agency;

           (e) EXPIRATION DATE. By either Purchaser or Seller if the Closing shall not have occurred on or prior to February 10, 2004; PROVIDED, HOWEVER, that no entity may terminate this Agreement in accordance with this Section 7.01(e) if the failure to consummate the Closing shall be due to the action or failure to act of the party seeking to terminate this Agreement in violation of its covenants under this Agreement; or

     7.02 EFFECT OF TERMINATION. In the event that this Agreement shall be terminated pursuant to ARTICLE VII, all obligations of the parties hereto under this Agreement shall terminate and there shall be no liability of any party to any other party hereto and each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, its auditors and its actuaries, PROVIDED, HOWEVER, that if this Agreement shall be terminated pursuant to Section 7.01(b), Section 7.01(c) or Section 7.01(e), such termination shall not release any party hereto from any liability that such party may have for any breach occurring prior to the Termination Date of any representation, warranty or covenant made by such party in this Agreement.

                             ARTICLE VIII

                            INDEMNIFICATION
                            ---------------

     8.01 INDEMNITY. Subject to, as applicable, the overall limitations, the minimum amounts and the time limitations set forth in Section 8.02 hereto:

           (a) Seller Parties, jointly and severally, as the party against whom indemnification is sought ("Indemnifying Party") will indemnify and hold Purchaser as the party seeking indemnification ("Indemnified Party") harmless from and with respect to any and all claims, lawsuits, liabilities, losses, damages, costs and expenses, including without limitations the reasonable fees and disbursements of counsel and all amounts reasonably paid in investigation, defense or settlement of any of the foregoing or the enforcement of this obligation (collectively, "Damages") brought against or incurred by Purchaser or its affiliates and their successors or assigns and their respective directors, officers, employees, consultants and agents ("Purchaser Protected Parties"), whether or not involving a claim by a third party, as a result of, with respect to, or arising out of (i) any inaccuracies in any representation or warranty (but excluding consequential, incidental, exemplary or punitive damages unless and except to the extent the breach relates to a third party claim involving such damages) or breach of any covenant made by Seller in this Agreement, (ii) any of the Excluded Assets or Excluded Liabilities (including, without limitation, any liabilities (A) under that certain Asset Purchase Agreement dated December 3, 2002 among Seller, Planet U, Inc. and eCPG.net, Inc. and the ancillary agreements thereto or (B) related to taxes), (iii) any event arising from the operation or ownership of, or conditions occurring with respect to, any of the Purchased Assets prior to Closing, or (iv) that certain Invention Assignment Agreement dated February 3, 2000 between American Consulting Corporation and Planet U, Inc. (or the transactions related thereto), Seller's ownership of U.S. Patent No. 5,907,830 or the litigation described on SCHEDULE 2.12.

           (b) Purchaser will indemnify and hold the Seller Parties harmless from and with respect to any and all Damages brought against or incurred by Seller or its affiliates and their successors or assigns and their respective directors, officers, employees, consultants and agents ("Seller Protected Parties"), whether or not involving a claim by a third party, as a result of, with respect to, or arising out of (i) any inaccuracies in any representation or warranty or breach of any covenant made by Purchaser in this Agreement or (ii) any of the Assumed Liabilities, except to the extent any of such Damages arise out of, result from or are related to Damages for which the Seller Parties are required to indemnify Purchaser above.

           (c) For purposes of indemnification pursuant to this ARTICLE VIII, the term Indemnified Party shall include Purchaser or the Seller Parties, as the case may be, and its or their permitted successors and assigns, together with their respective Protected Parties.

     8.02  LIMITATIONS OF LIABILITY.

           (a) No Indemnifying Party shall be required to indemnify an Indemnified Party hereunder for any Damages arising under this ARTICLE VIII until the aggregate amount of Damages for which Indemnified Party is entitled to indemnification pursuant to this ARTICLE VIII hereto exceeds $20,000 (it being understood and agreed that the $20,000 is intended as a basket, and Indemnifying Party shall be liable for the first $20,000 of Damages for which Indemnified Party is entitled to indemnification if the aggregate Damages exceed $20,000).

           (b) The aggregate amounts payable by an Indemnifying Party with respect to all claims for indemnification against it shall not exceed $150,000.

           (c) All representations, warranties, covenants and obligations in this Agreement and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the transaction contemplated hereby and continue in full force and effect for a period of eighteen (18) months after the Closing Date, except (i) the representations and warranties in Sections 2.02, 2.10 and 2.11 (the "Special Representations and Warranties") and all covenants and agreements shall survive the Closing and continue in full force and effect indefinitely (unless a covenant or agreement by its terms has a time limitation), and (ii) to the extent an Indemnified Party gives written notice of a claim for indemnification prior to the end of the applicable survival period, in which case the Indemnifying Party shall remain liable for any Damage arising out of, resulting from or related to the breach asserted in the notice of claim.

           (d) Notwithstanding anything to the contrary in Section 8.02(a) or (b), the basket in Section 8.02(a) and the aggregate limit in
Section 8.02(b) shall not apply to breaches of the Special Representations and Warranties or any breaches of covenants or agreements, including, without limitation, Seller's indemnification obligations under subsections
(ii), (iii) and (iv) of Section 8.01(a).

     8.03 NOTICE OF CLAIM. The Purchaser Protected Parties or the Seller Protected Parties, as the case may be, will notify the Indemnifying Party, in writing, of any claim for indemnification, specifying in reasonable detail the nature of the Damages, and, if known, the amount, or an estimate of the amount, of the liability arising therefrom. The Purchaser Protected Parties or the Seller Protected Parties, as the case may be, will provide to the Indemnifying Party, as promptly as practicable thereafter, such information and documentation as may be reasonably requested by the Indemnifying Party to support and verify the claim asserted, so long as such disclosure would not violate the attorney-client privilege of the Purchaser Protected Parties or the Seller Protected Parties, as the case may be.

     8.04 DEFENSE. If the facts pertaining to Damages arise out of the claim of any third party, or if there is any claim against a third party (other than a Purchaser Protected Party or a Seller Protected Party, as the case may be) available by virtue of the circumstances of the Damages, the Indemnifying Party may assume the defense or the prosecution thereof by prompt written notice to the affected Protected Party, including the employment of counsel or accountants, at its cost and expense. The affected Protected Party will have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate therein, but the fees and expenses of such counsel employed by the affected Protected Party will be at its expense and shall not be considered Damages hereunder (unless the Indemnifying Party fails to assume the defense or fails to actively and diligently conduct it). The Indemnifying Party will not be liable for any settlement of any such claim effected without its prior written consent, which will not be unreasonably withheld; provided that if the Indemnifying Party does not assume the defense or prosecution of a claim as provided above within thirty (30) days after notice thereof from any Protected Party or fails to actively and diligently conduct the defense, the affected Protected Party may, at its option, assume the defense and may settle such claim without the Indemnifying Party's consent. The Indemnifying Party will not agree to a settlement of any claim which provides for any relief other than the payment of monetary damages without the affected Protected Party's prior written consent. Whether or not the Indemnifying Party chooses to so defend or prosecute such claim, the Indemnifying Party and the affected Protected Party will cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith. The Indemnifying Party will be subrogated to all rights and remedies of any Protected Party, except to the extent they apply against another Protected Party.

     8.05 EXCLUSIVE REMEDY. From and after the Closing, except for (i) Damages arising out of or resulting from actual fraud, or (ii) claims for injunctive or other equitable relief, the indemnification provided pursuant to this ARTICLE VIII, shall be the sole and exclusive remedy hereto for any Damages as a result of, with respect to or arising out of the breach of this Agreement or any representation or warranty contained herein, any of the transactions or other agreements or instruments contemplated or entered into in connection herewith (including all exhibits, the Schedules, or any other schedule attached hereto or referenced herein).


                              ARTICLE IX

                             MISCELLANEOUS
                             -------------

     9.01 BULK SALES LAW. Purchaser hereby waives compliance by Seller with the provisions of the bulk sales law of any state.

     9.02 NO LIENS CREATED. This Agreement shall not be construed to create any lien or encumbrance on any of the Assets, or to create any rights in any third persons or to indicate that Purchaser is assuming any liabilities of Seller except as specifically provided for in
Section 1.04(b).

     9.03 ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits) constitutes the sole understanding of the parties with respect to the subject matter hereof; provided, however, that this provision is not intended to abrogate any other written agreement between the parties executed with or after this Agreement.

     9.04 AMENDMENT. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

     9.05 PARTIES BOUND BY AGREEMENT; SUCCESSORS AND ASSIGNS. The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns thereof. Neither party may assign its rights, duties or obligations hereunder or any part thereof to any other person or entity without the prior written consent of the other party; provided, however, Purchaser shall be entitled to assign this Agreement in whole or in part to a party acquiring all or substantially all of the assets of the Business.

     9.06 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

     9.07 MODIFICATION AND WAIVER. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

     9.08 EXPENSES. Except as otherwise provided herein, Seller and Purchaser shall each pay all costs and expenses incurred by each of them, or on their behalf respectively, in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of their own financial consultants, accountants and counsel.

     9.09 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally (including by overnight courier or express mail service) or by facsimile or sent by registered or certified mail, postage or fees prepaid, if to Seller to:

                 ADS Alliance Data Systems, Inc.
                 17655 Waterview Parkway
                 Dallas, Texas 75252
                 Attention: General Counsel

           if to Purchaser to:

                 CoolSavings, Inc.
                 360 North Michigan Avenue, 19th Floor
                 Chicago, Illinois 60601
                 Attention: Mr. Matthew Moog,
                            Chief Executive Officer and President

           with a copy to:

                 Thomas C. Inglima, Esquire
                 Willcox & Savage, P.C.
                 1800 Bank of America Center
                 Norfolk, Virginia 23510

or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or the office of such party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth business day after the day it is so placed in the mail or, if earlier, the time of actual receipt.

     9.10 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas without giving effect to the principles of conflicts of law thereof.

     9.11 NO THIRD-PARTY BENEFICIARIES. With the exception of the parties to this Agreement, the Purchaser Protected Parties and Seller Protected Parties, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

     9.12 PUBLIC ANNOUNCEMENTS. No public announcement may be made by any person with regard to the transactions contemplated by this Agreement without the prior consent of Seller and Purchaser, provided that either party may make such disclosure if advised by counsel that it is required to do so by applicable law or regulation of any governmental agency or stock exchange upon which securities of such party are registered and such party has consulted with the other regarding the necessity and content of such announcement. Seller and Purchaser will discuss any public announcements or disclosures concerning the transactions contemplated by this Agreement with the other parties prior to making such announcements or disclosures.

     9.13 KNOWLEDGE. As used in this Agreement, the phrase "to Seller's Knowledge," "Known" and phrases of like kind or import shall mean to the actual knowledge of those officers of the Seller set forth on SCHEDULE 9.13 hereto, as of the date of this Agreement or the date as of which a particular representation or warranty is given.

     9.14 INTERPRETATION. Words of the masculine gender will be deemed and construed to include correlative words of the feminine and neuter genders. Words importing the singular number will include the plural number and vice versa unless the context will otherwise indicate. References to Articles, Sections and other subdivisions of this Agreement are to the Articles, Sections and other subdivisions of this Agreement as originally executed. The headings of this Agreement are for convenience and do not define or limit the provisions hereof. Words importing persons include firms, associations and corporations. The term "herein," "hereunder," "hereby," "hereto," "hereof" and any similar terms refer to this Agreement;

the term "heretofore" means before the date of execution of this Agreement; and the term "hereafter" means after the date of execution of this Agreement. References herein to "include", "includes" or "including" shall mean without limitation.

     9.15 SCHEDULES. The term "Schedules" means the schedules, including all attachments to all schedules, attached hereto and, together with all exhibits hereto, part hereof. The Schedules will be arranged in paragraphs corresponding to the applicable lettered and numbered sections and subsections of this Agreement. Matters listed on one Schedule shall be deemed disclosed on any other Schedule where such other Schedule expressly incorporates by reference the matter disclosed on the first Schedule. Any capitalized and undefined term used in the Schedules shall have the same meaning assigned to such term herein. Unless expressly labeled within the Schedules as being "material", the description or listing of a matter, event or thing within the Schedules (whether in response for a description or listing of material items or otherwise) shall not be deemed an admission or acknowledgment that such matter, event or thing is "material" for any other purpose, including the purposes of determining termination or indemnification based on materiality.

     9.16 ENFORCEMENT. Should any Seller Party breach any of the provisions hereof, in addition to and not in limitation of any other rights or remedies Purchaser may have: (a) Purchaser shall no longer be bound to make any further payments that it may owe to any Seller Party under this or any other agreement (including, without limitation, the Asset Purchase Agreement) to which Purchaser and any Seller Party are parties, until such breach is cured to Purchaser's reasonable satisfaction; (b) Purchaser may recover money damages; and (c) in addition to its rights to damages and its other rights, Purchaser shall be entitled to obtain equitable relief for any such breach (without the showing of special, imminent or irreparable damages and without any obligation to post bond or other security or surety), so that the Seller Party that is breaching, or has breached, this Agreement shall be required to cease and desist immediately from such activities (it being agreed that damages alone would be inadequate to compensate Purchaser and would be an inadequate remedy for such breach).
In the event Purchaser seeks to enforce the terms of this Agreement against a Seller Party by suit, arbitration or similar legal process, Purchaser shall be entitled to recover from such Seller Party the costs and expenses incident thereto, including, without limitation, reasonable attorneys' fees.

     9.17 SEVERABILITY. The parties acknowledge and agree that the restrictions in Section 4.01(e) are reasonable in scope and duration and are necessary to protect Purchaser after Closing. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification (if any) to become a part hereof and treated as though contained in this original Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modification that the court deems warranted to carry out the agreement of the parties. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them.

               [Signatures located on following pages.]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the date indicated on the first page hereof.


                            PURCHASER:
                            ---------

                            COOLSAVINGS, INC.


                            By:     /s/ Matthew Moog
                            Name:   Matthew Moog
                            Title:  President & CEO



                            SELLER:
                            ------

                            ADS ALLIANCE DATA SYSTEMS, INC.


                            By:     /s/ Dwayne Tucker
                            Name:   Dwayne Tucker
                            Title:  Executive Vice President



                            SELLER'S PARENT:
                            ---------------

                            ALLIANCE DATA SYSTEMS CORPORATION


                            By:     /s/ Dwayne Tucker
                            Name:   Dwayne Tucker
                            Title:  Executive Vice President

                               Exhibit A


         Bill of Sale and Assignment and Assumption Agreement

                               Exhibit B


                     Transition Services Agreement